Exhibit 10.34
EIGHTH AMENDMENT OF LEASE
     THIS AGREEMENT, made as of the 29th day of March, 2007, between 401 PARK AVENUE SOUTH ASSOCIATES LLC, a New York Limited Liability Company having an office at 30 West 26th street, Eighth Floor, New York, New York (“Landlord”), and HEALTH MANAGEMENT SYSTEMS, INC., A New York Corporation having an office at 401 Park Avenue South, New York, New York 10016 (“Tenant”).
W I T N E S S E T H :
     WHEREAS, Landlord and Tenant entered into an Agreement of Lease made as of September 24, 1981 as amended by an Amendment of Lease dated October 9th 1981, an Amendment of Lease dated September 24, 1982, a Second Amendment of lease dated January 6, 1986 and a Third Amendment of Lease dated February 28, 1990, a Fourth Amendment of Lease dated March 15th, 1996, a Fifth Amendment of Lease dated May 30, 2000, a Sixth Amendment of Lease dated May 1, 2003 and a Seventh Amendment of Lease dated March 1, 2001 covering certain premises on the entire 4th floor and the Penthouse in the building known as 401 PARK AVENUE SOUTH in the City, County and State of New York (said agreement of Lease, being hereinafter called the “Lease”); and
     WHEREAS, the parties hereto desire to amend the Lease in the respects and upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in the consideration of the sum of One Dollar ($1.00) paid by each of the parties hereto to the other (the receipt and sufficiency of which is hereby acknowledged) and of other good and valuable consideration, including the covenants and understandings herein contained, it is hereby agreed as follows:
1.	Effective as of midnight March 31, 2007 (the “Surrender Date”) Tenant hereby irrevocably surrenders to Landlord the penthouse portion of the Demised Premises, the Lease and the term and estate thereby granted related to the penthouse portion of the premises demised by the Lease (hereinafter referred to as the “Penthouse Premises”), to the intent and purpose that the estate of Tenant in and to the 12th Floor Premises only shall be wholly extinguished and that the term of the Lease with respect to the 12th Floor Premises shall expire on the Surrender Date in the same manner and with the same effect as if the Surrender Date were the date set forth in the Lease for the expiration of the term thereof. Tenant hereby agrees to surrender the 12th Floor premises on the Surrender Date in the condition and state of repair existing on the date of the execution of this Agreement.

2.	Tenant hereby confirms, ratifies and acknowledges that the Lease is in full force and effect with respect to the 4th floor portion of the premises demised by the Lease and that no other modifications to the Lease have been made except as to set forth in this Eighth Amendment of Lease.

3.	In consideration of Tenant’s surrender of the Penthouse Premises, effective April 1, 2007 and throughout the remaining Term of the Lease, the annual rent as set forth in the Lease is hereby reduced by $12,000 per annum.

4.	All other terms and conditions of this Lease are hereby confirmed and shall remain in full force and effect.

5.	This Amendment of Lease shall not be binding upon Landlord unless and until it has been duly executed by Landlord and delivered by Landlord to Tenant.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

401 PARK AVENUE SOUTH ASSOCIATES

BY:	/s/ Stephen J. Meringoff

HEALTH MANAGEMENT SYSTEMS, INC.

BY:	/s/ Illegible